FOR IMMEDIATE RELEASE

CONTACT: Chris D. Sammons

Vice President, Investor Relations &

Corporate Communications

225.932.2546

THE SHAW GROUP INC. ANNOUNCES

•	EXPECTED DELAY IN REPORTING SECOND QUARTER RESULTS BY 45 TO 90 DAYS

•	EXPECTED RESTATEMENT OF FIRST QUARTER FISCAL 2007 RESULTS DUE TO AN ERROR IN A PROJECT COST ESTIMATE

•	NEW AUDITORS TO REVIEW FISCAL 2007 FINANCIAL RESULTS AND EXPECTED RESTATEMENT

Baton Rouge, Louisiana, April 4, 2007 – The Shaw Group Inc. (NYSE: SGR) today announced that it will delay reporting its second quarter results pending the completion of an independent review of the estimated costs of an ongoing U.S. gulf coast EPC petrochemical project, which has an approximate contract value of $39 million. The review is being performed to determine the amount of any error in estimated costs and the reporting periods which may be affected. Present information indicates that the project costs estimates could include additional charges of $7 million to $12 million; $4 million to $7 million, after taxes; or $0.05 to $0.09 per diluted share, and would result in a loss on the project of approximately the same amount. The Company believes that the estimated costs increases, if verified, may have been required to have been reported in the first quarter of fiscal 2007. Therefore, until the review is completed, financial statements for the first quarter of fiscal 2007 should not be relied upon. Further, because the project began in April 2006, it is possible that the review may reveal that reporting periods in the second half of fiscal 2006 were affected, and in such event, the Company will evaluate any impact to prior financial statements at that time.

Shaw also announced that the Company has determined that the accounting work for the expected restatement and the review of the Company’s second quarter financial statements would be more efficiently performed by Shaw’s new auditors, KPMG LLP. The Company’s previous auditors, Ernst & Young LLP (E&Y), and the Company had previously indicated that E&Y would complete their engagement as the Company’s auditors following the completion of the review of Shaw’s second quarter results. Effective immediately, KMPG has begun its work as Shaw’s auditors and KPMG will be responsible for the review of financial results for second quarter, a first quarter restatement, if required, and Shaw’s fiscal 2007 financial statements. There were no reportable disagreements with Ernst & Young on any accounting principles or practices, financial statement disclosure or auditing scope or procedures. Shaw expects the delay in filing of its second quarter Form 10-Q to be 45 to 90 days from its normal filing requirement date of April 9, 2007. In the event reporting periods in the second half of fiscal 2006 require restatement, the delay may be longer.

The Company also stated that a waiver of certain covenants of its Bank Credit Agreement will be required in connection with the delay in the filing of its second quarter financial statements. The Company expects to receive the necessary waiver.

The company has scheduled a conference call for tomorrow morning at 9:00 a.m. EDT (8:00 a.m. CDT) to discuss the matters included in this press release and to provide a Company update. The conference call may be accessed on the Company’s website: www.shawgrp.com. A replay of the call will also be available on the company’s website, following the call.

The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with nearly $5 billion in annual revenues, Shaw employs approximately 21,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region.  For further information, please visit Shaw’s website at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”.  These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw.  For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

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